As of June 6, 2003

Keith E. Lindner
One East Fourth Street
Cincinnati, Ohio 45202

Re: Agreement

Dear Keith:

           The purpose of this Agreement ("Agreement") is to set forth in writing our agreements concerning your separation from American Financial Group, Inc. and any related organizations, including, without limitation, American Financial Corporation, AFC Holding Company, American Premier Underwriters, Inc., and their successors and permitted assigns (collectively, "AFG" or "Company").

           To that end, you and AFG hereby agree as follows:

    OFFICER / DIRECTOR POSITIONS. Your last active date of service will be June 6, 2003 and your term as a Director or officer of AFG, its subsidiaries and affiliates will end that date.
    SALARY CONTINUATION. Your salary will continue at $500,000 per year for five years to be paid bi-weekly for each twelve-month period , starting on June 6, 2003. This five-year period is the "Salary Continuation Period". This salary continuation will not be reduced by any other earnings or income you may earn from other sources during the Salary Continuation Period.
    HEALTH INSURANCE BENEFITS. You may continue to participate in AFG's health insurance benefits plans (currently, family medical and family dental) for the Salary Continuation Period, subject to normal plan deductibles, premiums in effect from time to time and co-payments in effect from time to time; provided, however, such eligibility will terminate if you become eligible for health insurance benefits through subsequent employment. You will be eligible for COBRA continuation of benefits at the end of the Salary Continuation Period (unless eligibility terminates earlier) and will receive notification under separate cover.
    STOCK OPTIONS. You previously have been granted American Financial Group, Inc. (AFG) stock options, of which 751,272 are currently outstanding and 587,272 are currently exercisable. The options granted February 20, 2003 shall terminate on June 6, 2003. All other outstanding options, totaling 696,272 options, shall become fully (100%) vested and exercisable on June 6, 2003 and will expire three years after that date; provided, however, that nothing contained in this Agreement shall extend the original expiration date of any of such options. You will receive a letter from AFG confirming the approval of these provisions by the AFG Compensation Committee. Contact Jim Kennedy at 513.579.2538 with questions or to exercise options.
    LIFE INSURANCE / ACCIDENTAL DEATH & DISMEMBERMENT (ADD). Company paid coverage of two times your annual salary for Basic Life / ADD Insurance coverage shall continue during the Salary Continuation Period. At the end of the Salary Continuation Period, you will be eligible to convert the balance of the Company-paid Life Insurance to a self-paid non-term insurance contract; a conversion form will be provided. You are not a current participant in either the Optional Life or Dependent Life benefit programs and have no future participation rights in those programs.
    FLEXIBLE SPENDING ACCOUNT. Deductions for healthcare will continue through the Salary Continuation Period. You will have until May 1 of each year to file for any reimbursable claims incurred during the prior calendar year.
    SHORT TERM DISABILITY/LONG TERM DISABILITY. Short Term Disability and Long Term Disability coverages cease as of June 6, 2003, your last active day of service.
    ANNUAL BONUS PLAN. You are not and will not be a participant in AFG's 2003 Annual Bonus Plan and any bonus plan for subsequent years. As a result, you will not receive any bonus payment in 2004 through 2008.
    EXECUTIVE INSURANCE PROGRAM. Your eligibility to participate in the Executive Insurance Program (currently, automobile / homeowners / basic umbrella) at AFG expense will continue during the Salary Continuation Period (unless the Program is discontinued during such Period for AFG senior executives) and will cease as of the renewal date for policies issued on or before the last day within the last year of the Salary Continuation Period.
    AFG RETIREMENT AND SAVINGS PLAN.

      401(k) Savings Account. You are fully (100%) vested in your 401(k) account. Your normal payroll deduction for your 401(k) account deferral will continue through the Salary Continuation Period. If you do not wish the deferral to be taken, you can contact AFG In-Touch at 800.458.2387. You will be eligible for any 401(k) Company Match applicable for covered compensation in Plan Years 2003, 2004, 2005, 2006 and 2007 covered in the Salary Continuation Period. Distribution of your Account will all be made under normal plan parameters.

      Retirement Account / Auxiliary RASP. You are fully (100%) vested in your AFG retirement account and Auxiliary RASP account. You will be eligible for any contributions applicable to those accounts on covered compensation during Plan Years covered in the Salary Continuation Period. Distribution will be made under normal plan parameters. Call AFG In-Touch for details.

    SURVIVORSHIP. In the event of your death or disability during the Salary Continuation Period (but only if you are not at the time of your death in breach of Paragraphs 18, 19, 20 and/or 23), any payments remaining under Paragraph 3 will be made by AFG to your current spouse, Courtney (if she survives you and was still married to you) or to your estate if your current spouse, Courtney, dies before you do or if you are no longer married to her at the time of your death. Payments will be made on the same schedule called for in those Paragraphs. If payments to Courtney begin under this Paragraph and she then dies while any payments remain, any remaining payments due under those Paragraphs will be made to her estate. AFG shall have the right, at its option, to obtain life insurance on your life in the amount of the salary continuation payable under this Agreement and you shall cooperate with AFG to the extent reasonably necessary to enable AFG to obtain such policy.
    PLAN SPONSOR. The Plans covered in Paragraphs 3, 5, 6 and 10 are AFG sponsored plans.
    OTHER BENEFITS. Your eligibility for all other benefits not specifically mentioned herein will cease as of June 6, 2003, the last active day of your employment. The Company reserves the right to revise, amend or terminate any benefit plan at any time.
    COMPANY PROPERTY. You agree to immediately return all AFG property that has been entrusted to you.
    OFFICE SPACE; OTHER. At its sole cost and expense, the Company will provide you during the Salary Continuation Period with (i) your current office on the ninth floor and current two parking spaces at the Chiquita building for yourself and administrative staff or another office and other parking spaces comparable to your current office and parking spaces, (ii) information technology support, network connection and copiers comparable to those which you currently enjoy, and (iii) security services comparable to those currently provided to you.
    ADMINISTRATIVE STAFF. At its sole cost and expense, including normal employee benefits based on average number of hours worked, the Company will employ two administrative assistants upon the same terms as those with whom you currently work during the Salary Continuation Period.
    COMPANY AIRCRAFT. For the security of you and you and your family, you are encouraged to use the Company aircraft when engaged in Company business matters and up to fifteen hours per calendar year for the personal travel of you or your immediate family. Such usage shall be at the Company's sole cost and expense, and if personal use, shall be reflected in your compensation as it has in the past.
    NON-SOLICITATION / NON-HIRE OF COMPANY EMPLOYEES. During the Salary Continuation Period, you agree that you will not directly or indirectly solicit for employment or consulting services or hire or retain any person who is employed by AFG on June 6, 2003 or who was employed by AFG in the twelve months prior to June 6, 2003.
    NON-COMPETE. For the Salary Continuation Period you agree that you will not:

      directly or indirectly compete with AFG in seeking investment opportunities in which AFG has an investment in the property and casualty insurance business or annuity, life and supplement health insurance business within any state where AFG offers its insurance products or services for purposes of selling or attempting to sell any products or services that compete directly with insurance products or services (including without limitation annuities and insurance brokerage services) sold by AFG; nor solicit or initiate contact with any insurance agents or customers with whom AFG does or has done business or actively solicited to do business within the twelve month period prior to June 6, 2003 for purposes of selling or attempting to sell any products or services that compete directly with insurance products or services (including without limitation annuities and insurance brokerage services) sold by AFG.

    You acknowledge that for purposes of this Paragraph 19 Infinity Property and Casualty Corporation is included as a part of AFG.

    CONFIDENTIAL INFORMATION. During the term of your employment, you have had access to and become familiar with various trade secrets and other confidential information of AFG. This may include but is not limited to sales and marketing strategies, pricing, rates, commission and fee structures, salaries, financial data, products and product lines, the identity of the agents or organizations with which AFG does business or may do business and other information. You agree that AFG has taken reasonable steps to preserve the confidentiality of these trade secrets and other confidential information. You agree not to disclose, directly or indirectly, or use in any way any such trade secrets or other confidential information. You also agree that you will not take with you any originals or copies of any information which you or any other person developed regarding AFG or its trade secrets or other confidential information.
    OTHER EMPLOYMENT. AFG acknowledges that its obligations under this Agreement (except as provided in Paragraph 3) continue in the event of your employment with another entity, subject to your compliance with your obligations under this Agreement, including those in Paragraphs 18, 19 and 20.
    REMEDIES. You recognize that a violation of Paragraphs 18, 19 and 20 would irreparably injure AFG. Accordingly, you agree that AFG may, in addition to pursuing its remedies at law, obtain emergency and injunctive relief and that no bond or security shall be required. In addition, any breach of these paragraphs will entitle AFG to suspend any further payments under this Agreement while pursuing its remedies at law or equity.
    AVAILABILITY. You agree to make yourself available to answer questions and advise AFG upon reasonable request during the Salary Continuation Period. During the Salary Continuation Period, you will also use your best efforts to make yourself available at reasonable times and for reasonable periods of time if your cooperation is required or requested to assist AFG in connection with litigation or regulatory inquiries relating to matters arising while you were an officer of AFG.
    GENERAL RELEASE OF AFG. Except as provided herein, you hereby irrevocably and unconditionally release, acquit and forever discharge AFG (including stockholders, subsidiaries, affiliates and any of their directors, officers, employees and all persons acting through them) from any and all claims, obligations, administrative actions, damages, suits and expenses of any nature whatsoever, known or unknown, that exist or could exist, through the date on which this Agreement is signed. This release includes, but is not limited to, claims under state and federal law; claims under any employee stock plan in which you participated; claims of contract and quasi-contract; and claims of wrongful discharge, whistle-blowing and violation of public policy. Notwithstanding the above, the foregoing release does not include claims for fraud, willful misconduct or criminal acts on the part of AFG, claims under this Agreement or claims under the indemnification agreement described in Paragraph 27 below.
    GENERAL RELEASE OF KEITH E. LINDNER. Except as provided herein, AFG hereby irrevocably and unconditionally releases, acquits and forever discharges you (and your heirs, successors and assigns) from any and all claims, obligations, administrative actions, damages, suits and expenses of any nature whatsoever, known or unknown, that exist or could exist through the date on which this Agreement is signed. This release includes, but is not limited to, claims under state and federal law and claims of contract and quasi-contract. Notwithstanding the above, the foregoing release does not include claims for fraud, willful misconduct or criminal act on your part or claims under this Agreement.
    CONFIDENTIALITY. It is understood and agreed that you will keep the terms of this Agreement confidential and shall not disclose the Agreement, its existence or the terms thereof to any person or other entity other than as may be required by law or corporate requirements, or to your spouse, attorney, and tax advisor. You may disclose to potential employers or employers (or employment firms which represent them) that you are subject to the restrictions and obligations contained in Paragraphs 18, 19 and 20 of this Agreement.
    INDEMNIFICATION AGREEMENT. AFG acknowledges that the indemnification agreement between it and you dated June 19, 2002 remains in full force and effect in connection with any claims (as defined in such agreement) brought against you as a result of your position as a director or officer of AFG or any if its subsidiaries. Your service under this Agreement has been designated as an "indemnified capacity" by AFG's Board of Directors for purposes of that indemnification agreement, thereby extending the benefits of that indemnification agreement to your service under this Agreement.
    CONSIDERATION. In executing this Agreement, you acknowledge that in exchange for the release contained in Paragraph 24, AFG is providing you with total consideration which exceeds what you would have received and were entitled to under AFG policies and practices had you not given this release and that this consideration has been determined pursuant to open, arms length negotiations.
    ENTIRE AGREEMENT. This is the entire agreement between you and AFG. It is entered into knowingly and voluntarily by you.
    APPLICABLE LAW. This Agreement is made and entered into in the State of Ohio, and shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio.
    BINDING ON PARTIES. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, legal representatives, executors, administrators, successors and permitted assigns. All items of this Agreement shall survive a change in control of AFG. Neither party may assign or transfer this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party, which consent will not be unreasonably withheld.
    SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, the parties agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.
    MATERIALITY. Each of the above listed obligations are material and any breach will entitle the non-breaching party to enforce this Agreement in a court of law.

            Keith, if after review of this Agreement, you find that it accurately and completely sets forth the agreement between you and AFG, please sign, date and return the original to Jim Kennedy at the address below.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

AMERICAN FINANCIAL GROUP, INC.

By: /s/James E. Evans
James E. Evans
Senior Vice President and General Counsel

ACCEPTED AND AGREED:

/s/ Keith E. Lindner
Keith E. Lindner

11/8/2003
Date

Return signed original to:
James C. Kennedy, Vice President, Deputy
General Counsel & Secretary
American Financial Group, Inc.
One East Fourth Street
Cincinnati, OH 45202